Exhibit 99.2

CONTACT:

Kiley F. Rawlins, CFA

Divisional Vice President

(704) 849-7496

http://www.familydollar.com

For Immediate Release

FAMILY DOLLAR ANNOUNCES
AUTHORIZATION TO PURCHASE FIVE MILLION SHARES OF COMMON STOCK
Company also Declares Regular Quarterly Dividend

MATTHEWS, NC, August 18, 2006 – Family Dollar Stores, Inc. (NYSE: FDO), announced that the Company’s Board of Directors has authorized the Company to purchase from time to time, as market conditions warrant, an additional five million shares of the Company’s Common Stock.  The purchases could be made in the open market, in private transactions, or otherwise.  The Company intends to finance the stock repurchase with a combination of cash from operations and borrowings.

This authorization continues the Company’s share repurchase program that began in October 2002.  During the current fiscal year ending August 26, 2006, the Company has purchased in the open market 15.4 million shares of the Company’s Common Stock at a cost of $367.3 million, leaving 1.1 million shares authorized to be purchased under previous authorizations.

“We continue to believe that our stock is an attractive investment and that our share repurchase program builds value for shareholders,” said Howard Levine, Chairman and CEO.

Family Dollar also announced that the Company’s Board of Directors had declared a regular quarterly cash dividend on the Company’s Common Stock of $.10-1/2 per share, payable October 13, 2006, to shareholders of record at the close of business on September 15, 2006.

About Family Dollar Stores, Inc.

With more than 6,100 stores in a 44-state area ranging northwest to Idaho, northeast to Maine, southeast to Florida, and southwest to Arizona, Family Dollar is one of the fastest growing discount store chains in the United States.  Family Dollar has provided value-conscious consumers with competitive prices at neighborhood stores for more than forty-six years.  Offering a consistent selection of name-brand and good quality merchandise in an attractive and convenient shopping environment, the Company is focused on continuing to meet the needs of shoppers looking for excellent value.

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